RAIN ONCOLOGY INC. 8-K

Exhibit 2.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

Execution Version

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of January 26, 2024 (this “Agreement”), is entered into by and between Pathos AI, Inc., a Delaware corporation (the “Parent”), WK Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (the “Purchaser”), Equiniti Trust Company, LLC, a New York limited liability trust company (the “Rights Agent”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the initial representative, agent and attorney in-fact of the Holders (the “Representative”).

RECITALS

WHEREAS, Parent, Purchaser, and Rain Oncology Inc., a Delaware corporation (“Rain”), have entered into an Agreement and Plan of Merger, dated as of December 13, 2023 (the “Merger Agreement”), pursuant to which Purchaser will merge with and into Rain (the “Merger”), with Rain surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Purchaser shall deliver CVRs to holders of outstanding Rain Common Stock and Rain RSUs (as such terms are defined herein and, in each case, subject to certain exceptions) (collectively, the “Initial Holders”) pursuant to the terms and subject to the conditions hereinafter described;

WHEREAS, the CVRs are an integral part of the consideration to be received by the Initial Holders in the Merger;

WHEREAS, Parent desires that the Rights Agent act as its agent for the purposes of effecting the distribution of the CVRs to the Initial Holders and performing the other services described in this Agreement; and

WHEREAS, the Initial Holders desire that the Representative act as their agent for the purposes of accomplishing the intent and implementing the provisions of this Agreement and facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

ARTICLE I
DEFINITIONS: CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than thirty percent (30%) of outstanding CVRs, as set forth in the CVR Register.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Assignee” has the meaning set forth in Section 6.3.

“Business Day” means a day, other than a Saturday, Sunday or public holiday, on which clearing banks are open for non-automated commercial business in New York, New York.

“Cash CVR Payment Expiration Date” means the latest to occur of (a) 12 months following the Closing Date and (b) the delivery by the Rights Agent to each Holder of all potential CVR Payment Amounts (if any) required to be paid under the terms of this Agreement with respect to any Cash CVR Payments.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Purchaser on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Purchaser in which Purchaser is not the surviving entity if the stockholders of Purchaser immediately prior to such transaction own less than 50% of the surviving entity’s voting power immediately after the transaction, and (c) any other transaction involving Purchaser in which Purchaser is the surviving or continuing entity but in which the stockholders of Purchaser immediately prior to such transaction own less than 50% of Purchaser’s voting power immediately after the transaction.

“Closing” means the consummation of the Merger and the transactions contemplated thereby.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“CVRs” means the contractual contingent value rights of Holders that are granted by Purchaser to Initial Holders as additional consideration for the Offer and the Merger pursuant to the terms of the Offer and the Merger Agreement. Unless otherwise specified herein, for purposes of this Agreement all the CVRs shall be considered as part of and shall act as one class only. For the avoidance of doubt, Purchaser shall only grant CVRs to the Initial Holders, and shall not grant further CVRs to any other Persons at any other time during the pendency of this Agreement, pursuant and subject to the terms hereof.

“CVR Payment Amount” means, for a given Holder, an amount equal to:

(a) the CVR Proceeds, multiplied by

(b) (i) the total number of CVRs entitled to receive such CVR Proceeds held by such Holder, divided by (ii) the total number of CVRs entitled to receive such CVR Proceeds held by all Holders, each as reflected on the CVR Register as of the close of business on the date prior to the date of payment (rounded down to the nearest whole cent per Holder).

“CVR Payment Date” means (a) with respect to a Development CVR Payment, no later than 30 days following, as applicable, (i) the receipt of Gross Proceeds by Rain, Parent or any of their respective Affiliates, pursuant to which CVR Proceeds from a Disposition are payable to Holders hereunder, or (ii) the achievement of the Development Milestone (as defined below) pursuant to which CVR Proceeds are payable to Holders hereunder and (b) with respect to a Cash CVR Payment, (i) with respect to a Cash CVR Payment consisting of the Excess Cash Adjustment (if any), no later than 30 days following final determination of such Excess Cash Adjustment, and (ii) with respect to any other Cash CVR Payment, no later than 30 days following the later of (A) the final and non-appealable resolution of any Rain Litigation or (B) the first anniversary of the Closing Date.

“CVR Payment Notice” has the meaning set forth in Section 2.4(c).

“CVR Period” means the period beginning on the Closing Date and ending on (a) with respect to a Development CVR Payment, the Development CVR Payment Expiration Date and (b) with respect to a Cash CVR Payment, the Cash CVR Payment Expiration Date.

“CVR Proceeds” means, as applicable:

(a) (i) if one or more Dispositions occurs prior to the Development Milestone being achieved, 80% of the Net Proceeds from such Disposition(s), or (ii) if the Development Milestone is achieved prior to the occurrence of any Disposition, $1,000,000; provided that Parent may, in its reasonable discretion, withhold up to 20% of the CVR Proceeds consistent with the Disposition Agreement giving rise to the CVR Proceeds for the satisfaction of indemnity obligations under any Disposition Agreement in excess of any escrow fund established therein, in each case to the extent not already deducted as Permitted Deductions; provided, further, that any such withheld CVR Proceeds shall be distributed (net of any Permitted Deductions satisfied therefrom) to the Holders no later than three (3) years following the applicable CVR Payment Date on which such CVR Proceeds would have otherwise been distributed to the Holders; provided, further, that such withholding shall not be permitted if the applicable indemnification period under the applicable Disposition Agreement related to such CVR Proceeds has expired by its terms when the CVR Proceeds are received (it being understood, for the avoidance of doubt, that CVR Proceeds shall be either the amount in subsection (i) or the amount in the subsection (ii) (depending on the relative timing of a Disposition and the Development Milestone), and shall in no event be the sum or other combination of these two amounts) (any payment of CVR Proceeds that becomes payable in accordance with the criteria set forth in this clause (a), a “Development CVR Payment”);

(b) (i) if the amount of Company Net Cash as of 11:59 pm ET on the Expiration Date of the Offer calculated in accordance with clause (b)(v) of Exhibit A to the Merger Agreement (which for the avoidance of doubt, this calculation the “Final Company Net Cash”) is greater than $49,600,000, the amount of such excess (the “Excess Cash Adjustment”); and

(c) an amount equal to (A) $5,000,000, minus (B) all damages or losses (including special, punitive or indirect, consequential or incidental loss or damage of any kind as may be determined by a court in a final non-appealable judgment, including but not limited to lost profits), judgments, settlements and out-of-pocket costs and expenses (including court-ordered interest, court costs and fees and costs of attorneys, accountants and other experts, or other expenses of litigation or other proceedings or of any claim, default or assessment) incurred by Parent or its Affiliates (including Rain following the Merger) related to any Rain Litigation (the foregoing, collectively, “Rain Litigation Expenses”), minus (C) if Final Company Net Cash is less than $49,600,000, the amount of such shortfall (the “Company Net Cash Shortfall”) (any payment of CVR Proceeds that becomes payable in accordance with the criteria set forth in this clauses (b) or (c), a “Cash CVR Payment”). For avoidance of doubt, the parties acknowledge and agree that the calculation of Final Company Net Cash is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principals, practices, procedures or classifications for purposes of calculating Company Net Cash;

“CVR Products” means milademetan (including any form or formulation thereof and any improvement or enhancement thereof), as well as any combination product in which at least one other active pharmaceutical ingredient is co-formulated or packaged together with milademetan (including any form or formulation thereof and any improvement or enhancement thereof).

“CVR Register” has the meaning set forth in Section 2.3(b).

“Development CVR Payment Expiration Date” means the date of the expiration of the Development Milestone Period; provided that, to the extent a Disposition or the achievement of the Development Milestone takes place prior to the expiration of the Development Milestone Period, the Development CVR Payment Expiration Date (in the event of a Disposition, solely as it relates to the CVR Products in such Disposition) shall be the earliest to occur of (a) the date that is the tenth anniversary of the Closing Date, and (b) the delivery by the Rights Agent to each Holder of all potential CVR Payment Amounts (if any) required to be paid under the terms of this Agreement and, if applicable, the related Disposition Agreement(s). For the avoidance of doubt, no CVR Payment Amounts will be due with respect to Dispositions following achievement of the Development Milestone.

“Development Milestone” means the dosing of the first patient with a CVR Product in a clinical study conducted by Rain, Parent or any of their respective Affiliates during the Development Milestone Period.

“Development Milestone Period” means the period beginning on the Effective Time and ending on the fifth anniversary of the Closing Date.

“Disposition” means the sale, transfer or other disposition by Parent or any of its Affiliates, including Rain (after the Merger), of all or any part of any CVR Products to any Person who is not an Affiliate of Parent, whether by assignment, license, or otherwise, in each case during the Disposition Period but in all cases excluding licenses or transfers of materials to consultants, subcontractors, vendors, other service providers, or academic collaborators for the purpose of enabling the performance of services for Parent or any of its Affiliates. For avoidance of doubt, a Change of Control (substituting “Parent” for “Purchaser” in the definition of Change of Control) will not in itself be a Disposition.

“Disposition Agreement” means a definitive agreement, contract or other document providing for a Disposition that is entered into by, on the one hand, Parent or any of its Affiliates, including Rain (after the Merger), and, on the other hand, any Person who is not Parent or an Affiliate of Parent and which is entered into prior to the end of the Disposition Period, but in all cases excluding licenses or transfers of materials to consultants, subcontractors, vendors, other service providers, or academic collaborators for the purpose of enabling the performance of services for Parent or any of its Affiliates.

“Disposition Period” means the period beginning on the Effective Time and ending on the second anniversary of the Closing Date.

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award CVR” means a CVR received by a Holder in respect of Rain RSUs.

“Governmental Entity” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Gross Proceeds” means, without duplication, the sum of all cash consideration and the value of any and all consideration of any kind that is paid to, and actually received by, Parent or any of its Affiliates, or is received by, Parent or any of its Affiliates during the CVR Period in respect of a Disposition, solely as such consideration relates to a CVR Product. The value of any securities (whether debt or equity) or other non-cash property constituting Gross Proceeds shall be determined as follows: (a) the value of securities for which there is an established public market shall be equal to the volume weighted average of their closing market prices for the five trading days ending the day prior to the date of payment to, or receipt by, Parent or its relevant Affiliate, and (b) the value of securities that have no established public market and the value of consideration that consists of other non-cash property, shall be the fair market value thereof as of the date of payment to, or receipt by, Parent or its relevant Affiliate; provided, that Parent may elect, upon prompt notice to the Representative after Parent’s receipt of consideration, to have any securities or other non-cash property specified in the foregoing clause (b) be deemed as Gross Proceeds only upon the earlier of (i) the receipt by Parent or any of its Affiliates of cash in respect of the sale or other liquidation by Parent or its Affiliates of such securities or other non-cash property, and the value of such cash shall be Gross Proceeds upon receipt by Parent or any of its Affiliates, or (ii) the second anniversary of receipt of such securities or other non-cash property, and the value of such consideration shall be Gross Proceeds as of such date with a value equal to the greater of (A) the fair market value of such securities or other non-cash property as of the date originally received by Parent or its relevant Affiliate or (B) the fair market value of such securities or other non-cash property as of such date as reasonably determined by Parent, and all other consideration, if any, paid to or received by Parent or any of its Affiliates will be deemed Gross Proceeds upon receipt by Parent or its relevant Affiliate. In the event that any such Disposition includes the sale of CVR Products or other products, businesses or assets other than solely milademetan (“Other Products”), Parent shall in good faith assign an allocation of value to milademetan and the Other Products under such sale, and only the amount allocated to milademetan shall be included in the calculation of Gross Proceeds.

“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Intended Tax Treatment” has the meaning set forth in Section 2.5(a).

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, approval, authorization, certificate, registration, exemption, consent, license, order, permit and other similar authorizations, rule, regulation, or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Net Proceeds” means, for a Disposition, the Gross Proceeds minus Permitted Deductions, as calculated in a manner consistent with generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied. For clarity, (i) if Permitted Deductions exceed Gross Proceeds as it relates to a certain Disposition, any excess Permitted Deductions shall be applied against Gross Proceeds in a subsequent Disposition, and (ii) if any of the Gross Proceeds or Permitted Deduction are not in U.S. dollars, currency conversion to U.S. dollars shall be made by using the exchange rate prevailing at the JP Morgan Chase Bank or its successor entity on the date of receipt of such Gross Proceeds or date of payment of relevant Permitted Deductions, as applicable.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent and the Representative.

“Permitted CVR Transfer” means: a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.7.

“Permitted Deductions” means the sum of, without duplication, the following costs or expenses:

(a)       any applicable Taxes (including any applicable value added or sales Taxes) imposed on Gross Proceeds and payable by Parent or any of its Affiliates and any current income or other Taxes payable by Parent or any of its Affiliates that would not have been incurred by Parent or its Affiliates but for the Gross Proceeds having been received or accrued by Parent or its Affiliates; provided that for purposes of calculating income Taxes payable by Parent or its Affiliates in respect of the Gross Proceeds, any such income Taxes shall be computed after taking into account any net operating loss carryforwards or other Tax attributes (including Tax credits) of Rain or its Affiliates as of the Closing Date prior to the Effective Time that are available to offset such gain after taking into account any limits of the usability of such attributes applicable as of the Closing Date prior to the Effective Time (or arising as a result of the Closing), including under Section 382 of the Code as reasonably determined by a nationally recognized tax advisor; provided further that any such net operating loss carryforwards or other Tax attributes of Rain or its Affiliates will first be applied to the computation of income Taxes imposed on Gross Proceeds or that would not have been incurred but for the Gross Proceeds having been received or accrued by Parent or its Affiliate;

(b)       any reasonable and documented out-of-pocket costs and expenses incurred by Parent or any of its Affiliates in connection with the applicable CVR Product(s) in respect of a Disposition, including technology transfer costs, contractual expenses or any costs in respect of head licenses for sublicensed technology and the development or prosecution, maintenance or enforcement by Parent or any of its Subsidiaries of intellectual property rights but excluding any costs related to a breach of this Agreement, any expenses included in the calculation of Final Company Net Cash to the extent paid prior to the Closing or identified on the Final Company Net Cash Schedule delivered on the Expiration Date to be paid following the Closing and the negotiation, execution and performance of any of the foregoing;

(c)       (i) any reasonable and documented out-of-pocket costs and expenses incurred by Parent or any of its Affiliates in connection with Disposition business development related efforts with respect to the relevant CVR Product(s) during the Disposition Period, and (ii) maintenance costs related to the CVRs or the CVR Products (including fees and expenses related to the Rights Agent and the Representative); and

(d)       any reasonable and documented out-of-pocket costs incurred or accrued by Parent or any of its Affiliates in connection with Parent’s efforts to negotiate or enter into any Disposition Agreement or consummate a Disposition of any applicable CVR Product(s), including any Representative fee, Rights Agent fee, brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto (but excluding any costs or expenses previously deducted from Gross Proceeds);

In addition, Permitted Deductions shall include any Gross Proceeds that (x) constitute (i) compensation to Parent or Purchaser for the provision of goods and/or services by Parent or Purchaser to the counterparty in such Disposition (including research and development funding provided by such counterparty), (ii) reimbursement of patent expenses, or (iii) a bona fide loan and (y) which amounts were consented to in writing by the Representative (such consent not to be unreasonably withheld, conditioned or delayed).

“Person” means any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

“Rain Common Stock” means the shares of common stock, par value $0.001 per share, of Rain.

“Rain Litigation” means any Legal Proceeding against or involving Rain and its directors and/or officers that is either (a) included in the definition of Litigation Matters set forth in the Merger Agreement or (b) otherwise existing as of the date hereof or arising following the date hereof and prior to the first anniversary of the Closing Date.

“Rain RSU” means each restricted stock unit settleable in Rain Common Stock granted under the Company Stock Plans outstanding as of immediately prior to the Effective Time.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Tax” or “Taxes” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever imposed by a Governmental Entity, including any interest, penalty or addition thereto.

Section 1.2 Rules of Construction.

(a)       As used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders.

(b)       This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

(c)       As used in this Agreement, the words “include,” “includes,” or “including” will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive.

(d)       When reference is made in this Agreement to an Article or Section, such reference will refer to Articles and Sections of this Agreement, as the case may be, unless otherwise indicated.

(e)       The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)       All references to $ are to United States dollars.

ARTICLE II
CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. The CVRs represent the contractual rights of Holders to receive contingent cash payment of the CVR Proceeds from Purchaser pursuant to this Agreement.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a)       The CVRs will be issued and distributed by Purchaser to each Holder in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)       The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted CVR Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all the Rain Common Stock held by DTC on behalf of the street holders of the Rain Common Stock held by such Holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of Rain Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Upon request of a Holder or the Representative, the Rights Agent will make available to such Holder or the Representative, as applicable, a list of the other Holders, the number of CVRs held by each Holder, the contact information maintained by the Rights Agent with respect to each Holder and such other information relating to this Agreement as may be reasonably requested by the Representative.

(c)       Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such Person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Entity any transfer, stamp, documentary, registration, or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Purchaser and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d)       A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures: Notices.

(a)       With respect to Development CVR Payments, if (i) a Disposition Agreement is entered into during the Disposition Period prior to achievement of the Development Milestone, or (ii) the Development Milestone is achieved during the Development Milestone Period prior to the occurrence of a Disposition, then in each case Parent shall promptly deliver to the Rights Agent (with a copy to the Representative) written notice indicating: (A) a Disposition Agreement has been entered into and a copy of the Disposition Agreement and any ancillary agreements thereto, or (B) the Development Milestone has been achieved, as applicable.

(b)       With respect to Cash CVR Payments, if CVR Proceeds are payable to Holders in accordance with clause (b) of the definition of “CVR Proceeds” as of 11:59 pm ET on the Expiration Date of the Offer, Parent shall promptly deliver to the Rights Agent (with a copy to the Representative) written notice indicating the amount of such CVR Proceeds. Upon the final and non-appealable resolution of any Rain Litigation, Parent shall promptly deliver to the Rights Agent (with a copy to the Representative) written notice of such resolution.

(c)       On or prior to each CVR Payment Date, Parent shall deliver to the Rights Agent (with a copy to the Representative) (i) written notice indicating that (A) the Holders are entitled to receive one or more payments of CVR Proceeds, (B) the source and trigger event for such payment of CVR Proceeds, and (C) if applicable, with respect to a Development CVR Payment, a detailed calculation of Gross Proceeds, Net Proceeds and any Permitted Deductions used to calculate such CVR Proceeds with reasonable supporting detail for such Permitted Deductions and with respect to a Cash CVR Payment, a detailed calculation of Rain Litigation Expenses and the Company Net Cash Shortfall, if any, used to calculate such CVR Proceeds with reasonable supporting detail (each such notice, a “CVR Payment Notice”) and (ii) any letter of instruction reasonably required by the Rights Agent. On or prior to any CVR Payment Date, Parent shall deliver to the Rights Agent the CVR Payment Amounts required by Section 4.2. All payments by Parent hereunder shall be made in U.S. dollars. For the avoidance of doubt, Parent shall have no further liability in respect of the relevant CVR Payment Amount upon delivery of such CVR Payment Amount in accordance with this Section 2.4(c) and the satisfaction of each of Parent’s obligations set forth in this Section 2.4(c).

(d)       The Rights Agent will promptly, and in any event within 10 Business Days after receipt of the CVR Payment Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the CVR Payment Notice and, following the applicable CVR Payment Date, promptly pay the CVR Payment Amount to each of the Holders entitled to receive such CVR Payment Amount by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the CVR Payment Date.

(e)       Any portion of the CVR Payment Amount that remains undistributed to a Holder six months after the date of the delivery of the applicable CVR Payment Date will be delivered by the Rights Agent to Parent or Purchaser, upon demand, and any Holder will thereafter look only to Parent and Purchaser for payment of the CVR Payment Amount, without interest, but such Holder will have no greater rights against Parent and Purchaser than those accorded to general unsecured creditors of Parent and Purchaser under applicable Law.

(f)       None of Parent, any of its Affiliates (including Purchaser) or the Rights Agent will be liable to any Person in respect of the CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s, any of its Affiliates’ and/or the Rights Agent’s commercially reasonable efforts to deliver the CVR Payment Amount to the applicable Holder, the CVR Payment Amount has not been paid within two years after the applicable CVR Payment Date (or immediately prior to an earlier date on which the CVR Payment Amount would otherwise escheat to or become the property of any Governmental Entity), the CVR Payment Amount will, to the extent permitted by applicable Law, become the property of Parent or Purchaser, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent and Purchaser agree to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent or Purchaser.

Section 2.5 Tax Matters.

(a)       Except to the extent any portion of the CVR Payment Amount is required to be treated as imputed interest pursuant to applicable Law, the parties intend that, for all U.S. federal and applicable state and local income Tax purposes, (i) the CVRs received in respect of Shares (which for avoidance of doubt does not include the Equity Award CVRs) will be treated as additional consideration paid with respect to such Shares in connection with the Offer or the Merger, as the case may be, (ii) any CVR Payment Amount received in respect of such CVRs will be treated as an amount realized on the disposition or partial disposition of the applicable CVRs, and (iii) any CVR Payment Amount paid in respect of any Equity Award CVR will be treated as wages in the year in which the CVR Payment Amount is made (and not upon the receipt of such CVR) (clauses (i) through (iii), collectively, (the “Intended Tax Treatment”)). Unless otherwise required (A) by a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law) or (B) by a nationally recognized accounting firm, the parties to this Agreement shall file all U.S. federal, state and local Tax Returns in a manner consistent with the Intended Tax Treatment, and no party shall take or cause another to take, a position or action inconsistent with such treatment, or fail to take, or knowingly fail to cause another to take, a position or action, where the failure to take such position or action is inconsistent with such treatment. For the avoidance of doubt, nothing herein is intended to impose on the Representative any obligation to prepare or file any Tax Returns.

(b)       In addition to any Permitted Deductions, Parent and its Affiliates (including Purchaser) and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Law. With respect to Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through the payroll system or any successor payroll system of Parent or any of its Affiliates, including Rain following the Merger. Prior to making (or causing to be made) any such Tax deduction or withholding, Parent shall instruct the Rights Agent to provide the opportunity for the Holders to provide duly executed Internal Revenue Service (IRS) Forms W-9 or W-8, as applicable, or any other reasonably appropriate forms or information from Holders in order to avoid or reduce withholding. The Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Entity. To the extent any amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(c)       It is intended that each payment provided under this Agreement with respect to an Equity Award CVR (the “Payments”) is a separate “payment” for purposes Section 1.409A-2(b)(2)(i) of the U.S. Treasury Regulations. For the avoidance of doubt, it is intended that the Payments satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulations Section 1.409A-1(b)(4) and, to the extent not so exempt, that the Payments comply, and this Agreement be interpreted to the greatest extent possible, as consistent with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) — that is, as “transaction-based compensation.” To the extent this Agreement (and any definitions hereunder), or any payments hereunder, are not exempt, they shall be construed in a manner that complies with Section 409A, including by reason of satisfying the “transaction-based compensation” provisions thereunder, including the five-year post-Closing payment limitation therein, and shall incorporate by reference all required definitions and payment terms. Notwithstanding the foregoing, none of the parties hereto nor any of their employees, directors or representatives make any representation or warranty and will have no liability to a Holder or transferee or other Person if any payments under any provisions of this Agreement are determined to constitute deferred compensation under Section 409A of the Code (or any similar U.S. state Tax Law) that are subject to certain additional federal, state or other Taxes. Parent may provide each recipient of an Equity Award CVR with a notice or award agreement setting forth the terms and condition of the Holder’s entitlement to payments under such Equity Award CVR in accordance with the terms of this Agreement.

Section 2.6 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

(a)       The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)       The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger or any of their respective Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.

(c)       Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of Parent or any of its Subsidiaries either at law or in equity. The rights of any Holder and the obligations of Parent and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d)       Each Holder, by virtue of the approval of the Merger and this Agreement by the Initial Holders and/or the receipt of any consideration in connection with the Merger, and without any further action of any of the Holders or Rain, acknowledges and agrees to the appointment and authority of the Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement, which shall include the power and authority of the Representative to take or refrain from taking the actions specified herein and any other actions relating to the subject matter of this Agreement as determined by the Representative. Notwithstanding the foregoing or anything else herein, the Representative shall have no obligation to act on behalf of the Holders except as expressly provided herein and in the Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Representative in any ancillary agreement, schedule, exhibit or disclosure schedule. The powers, immunities and rights to indemnification granted to the Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Holder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Holder of the whole or any fraction of his, her or its interest in the CVRs or other interest herein.

(e)       Neither Parent nor any of its Affiliates, nor their respective boards of directors and officers will be deemed to have any fiduciary or similar duties or any implied duties to any Holder by virtue of this Agreement. All actions taken by the Representative under this Agreement or the Representative Engagement Agreement shall be binding upon each Holder and such Holder’s successors as if expressly confirmed and ratified in writing by such Holder, and all defenses which may be available to any Holder to contest, negate or disaffirm the action of the Representative taken in good faith under this Agreement or the Representative Engagement Agreement are waived.

(f)       It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Parent’s or Rain’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. The parties acknowledge that it is possible that (i) no Disposition will occur during the Disposition Period, (ii) the Development Milestone will not be achieved during the Development Milestone Period, (iii) there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount, and (iv) there will not be any CVR Proceeds with respect to the Cash CVR Payments. It is further acknowledged and agreed that the parties hereto intend solely that the express provisions of this Agreement will govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that Section 2.6(e) and this Section 2.6(f) are essential and material terms of this Agreement.

Section 2.7 Ability to Renounce or Abandon CVR. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may, at any time, at such Holder’s option, agree to renounce, in whole or in part, its rights under this Agreement and abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Purchaser or Parent without consideration therefor, effected by written notice to the Rights Agent, the Representative and Parent, which renouncement and abandonment notice, if given, shall be irrevocable and effective upon the sending of such notice. Nothing in this Agreement shall prohibit Parent or any of its Affiliates (including Purchaser) from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates (including Purchaser) shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and ARTICLE VI and Section 6.3 hereunder.

ARTICLE III
THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken or failed to be taken by it in connection with this Agreement, except to the extent of its bad faith, gross negligence, fraud or willful misconduct.

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)       the Rights Agent may rely on and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b)       whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or not taking any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful misconduct on its part, and (ii) incur no liability and be held harmless by Parent for or in respect of any action taken or failed to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(c)       the Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any opinion of counsel shall, in the absence of bad faith, gross negligence, fraud or willful misconduct, be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall be held harmless by Parent in respect of any action taken or failed to be taken by it hereunder in good faith and in reliance thereon;

(d)       the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)       the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the CVR Proceeds;

(f)       the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same (in the absence of its bad faith, gross negligence, fraud or willful misconduct), but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)       the Rights Agent shall have no liability (in the absence of its bad faith, gross negligence, fraud or willful misconduct) and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)       Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) incurred or suffered by the Rights Agent, including the reasonable, documented and necessary out-of-pocket costs and expenses of counsel, as a result of any claims, charges, demands, actions or suits brought by any Person other than Parent or its Affiliates arising out of or in connection with the proper execution, acceptance, administration, exercise and performance by the Rights Agent of its duties under this Agreement, unless such Loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, fraud, bad faith or willful misconduct; provided that this Section 3.2(h) shall not apply with respect to income, receipt, franchise or similar Taxes;

(i)       Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by the Rights Agent after the Effective Time in connection with the administration by the Rights Agent of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt any income, receipt, franchise or similar Taxes) and governmental charges;

(j)       to the extent the Parent is not also a party to any action, proceeding, suit or claim against the Rights Agent concerning this Agreement or the performance by the Rights Agent of its duties hereunder, the Rights Agent shall notify the Parent in accordance with Section 6.1 of the assertion of such action, proceeding, suit or claim against the Rights Agent as promptly as practicable after the Rights Agent has actual notice of such assertion of an action, proceeding, suit or claim or have been served with the summons or other first legal process giving information as to the nature and basis of the action, proceeding, suit or claim; provided that the failure to provide such notice promptly shall not affect the rights of the Rights Agent hereunder, except to the extent a court of competent jurisdiction determines that such failure actually prejudiced Parent. Parent shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim. The Rights Agent agrees not to settle any litigation in connection with any action, proceeding, suit or claim with respect to which it may seek indemnification from the Parent without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed; and

(k)       no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a)       The Rights Agent may resign at any time by giving written notice thereof to Parent (with a copy to the Representative) specifying a date when such resignation will take effect, which notice will be sent at least 30 days prior to the date so specified and such resignation will be effective on the earlier of: (i) the date so specified, and (ii) a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.5. The Representative shall have the right to remove Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by the Representative to Rights Agent, which notice will be sent at least 60 days prior to the date so specified.

(b)       If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent and the Representative, acting in concert, will, as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the Acting Holders may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)       Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 3.4 Transition Support. The Rights Agent will cooperate with Parent, the Representative and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including transferring the CVR Register to the successor Rights Agent.

Section 3.5 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV
COVENANTS

Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent (with a copy to the Representative) in such form as Parent receives from Rain’s transfer agent (or other agent performing similar services for Parent with respect to the stockholders of Parent), the names and addresses of the Holders of such securities within 30 days of the Closing Date.

Section 4.2 Payment of CVR Payment Amounts. Purchaser shall, promptly following receipt of Gross Proceeds with respect to a Disposition or the achievement of the Development Milestone, determination of Final Company Net Cash or the final and non-appealable resolution of any Rain Litigation, in each case in respect of which CVR Proceeds are payable to Holders hereunder, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the CVR Payment Amount to each Holder.

Section 4.3 Discretion and Decision-Making Authority.

(a)       Neither Parent nor any of its Affiliates (including Purchaser) may enter into a Disposition Agreement without providing 10 days prior written notice to the Representative.

(b)       Parent shall reasonably comply with any maintenance obligations relating to the intellectual property pertaining to any CVR Product that are required by any term set forth in any Disposition Agreement, to the extent such intellectual property relates to the CVR Products and is contemplated by such Disposition Agreement.

Section 4.4 Audit Right. Upon the prior written request by the Representative, Parent shall meet at reasonable times during normal business hours with the Representative to discuss the content of any CVR Payment Notice. Parent agrees to maintain, for at least one year after the last possible payment of CVR Proceeds, all books and records relevant to the calculation of a CVR Payment Amount and, if applicable, the amount of Gross Proceeds, Net Proceeds and Permitted Deductions related thereto. Subject to reasonable advance written notice from the Representative but no more frequently than once per year, and prior execution and delivery by an independent accounting firm of national reputation chosen by the Representative and reasonably acceptable to Parent (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, Parent shall permit the Representative and the Accountant, acting as agent of the Representative (on behalf of the Holders), to have access during normal business hours to the books and records of Parent as may be reasonably necessary to audit the calculation of such CVR Payment Amount or the calculation of the amount of Gross Proceeds, Net Proceeds and Permitted Deductions for a period covering not more than the date commencing with the first CVR Period in which Parent or its Affiliates receives Gross Proceeds and ending on the Development CVR Payment Expiration Date. No accounting period of Parent shall be subject to audit more than one time unless after an accounting period has been audited by the Accountant, Parent restates its financial results for such accounting period, in which event the Accountant may conduct a second audit of such accounting period in accordance with this Section 4.4. The Accountant shall disclose to the Rights Agent only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared with the Rights Agent. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by Parent to reflect the results of such audit, and any applicable underpayment reflected in an audit report delivered to Parent shall be paid promptly by Parent to the Rights Agent for further distribution to the Holders. Whenever such an adjustment is made, Parent shall promptly prepare a certificate setting forth such adjustment, and a brief, reasonably detailed statement of the facts, computation and methodology accounting for such adjustment to the extent not already reflected in the audit report and promptly file with the Rights Agent (with a copy provided to the Representative) a copy of such report and promptly deliver to the Rights Agent (with a copy provided to the Representative) a revised CVR Payment Notice for the relevant CVR Period. The Rights Agent shall be fully protected in relying on any such report and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such report. The Representative (on behalf of the Holders) shall bear the full cost and expense of such audit unless such audit discloses an underpayment by Parent of ten percent (10%) or more of the CVR Payment Amount due under this Agreement, in which case Parent shall bear the actual cost and expense of such audit up to an aggregate amount of $100,000. The Rights Agent shall be entitled to rely on any audit report delivered by the Accountant pursuant to this Section 4.4.

Section 4.5 Assignments. Parent shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 4.6 or Section 6.3. At any time, the Representative may resign (in which case the Acting Holders shall promptly appoint a successor Representative (reasonably accept to Parent)) and may assign any of its rights or obligations under this Agreement (or this Agreement in its entirety) to any third party (reasonably acceptable to Parent) to serve as a successor Representative, provided that such assignee executes a written joinder to this Agreement assuming the rights and duties of the Representative. The immunities and rights to indemnification granted to the Representative Group hereunder shall survive the resignation or removal of the Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement. Certain Holders have entered into an engagement agreement (the “Representative Engagement Agreement”) with the Representative to provide direction to the Representative in connection with its services under this Agreement and the Representative Engagement Agreement (such Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Representative Group”) will incur liability of any kind to the Holders with respect to any action or omission in connection with the acceptance or administration of the Representative’s responsibilities hereunder or under the Representative Engagement Agreement, including any by the Representative in connection with the Representative’s services in connection with this Agreement, except in the event and only to the extent of liability directly resulting from the Representative’s bad faith, gross negligence, fraud or willful misconduct.

Section 4.6 Additional Covenants.

(a)       During the Disposition Period, Purchaser shall use commercially reasonable efforts to either enter into one or more Disposition Agreements during the Disposition Period or to achieve the Development Milestone; provided that the foregoing shall not (i) require Purchaser to actively solicit interest or proposals from third parties regarding a Disposition or (ii) constitute a guarantee by Purchaser that it will enter into a Disposition Agreement or achieve the Development Milestone.  The assessment of commercially reasonable efforts will take into account all relevant factors, including Parent’s resources, business plan(s), and/or priorities.  It is understood that there is no minimum set of activities required to comply with this commercially reasonable efforts standard and that instead the activities required by this commercially reasonable efforts standard may change from time to time based upon then-current scientific, business, legal, financial, and other considerations.

(b)       In the event that Purchaser desires to consummate a Change of Control prior to the later of the Development CVR Payment Expiration Date or the Cash CVR Payment Expiration Date, Purchaser or its successor, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Purchaser (or the assets of Purchaser, as applicable) to assume Purchaser’s or its successor’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement, including the obligation to pay the CVR Proceeds with respect to the Development Milestone (if applicable), and the CVR Proceeds with respect to a Cash CVR Payment, as applicable. No later than five Business Days after to the consummation of any Change of Control, Purchaser will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.6(b) and that all conditions precedent herein relating to such transaction have been complied with.

(c)       Until such time as the Development CVR Payment Expiration Date occurs, (i) Purchaser shall, and shall cause its Subsidiaries to, maintain records in the ordinary course of business pursuant to record-keeping procedures normally used by Purchaser and its Subsidiaries regarding its activities (including its resources and efforts) with respect to entering into Disposition Agreements and (ii) to the extent Purchaser licenses, sells, assigns or otherwise transfers intellectual property and other rights (including, without limitation, all data, marketing authorizations and applications for marketing authorization), assets, rights, powers, privileges and Contracts, in each case, (A) held, owned or entered into by Purchaser or its Subsidiaries immediately after the effective time of a relevant Disposition, and (B) necessary for the production, development or sale of a CVR Product, Purchaser will require the licensee, purchaser, assignee, or transferee, as applicable to provide the information necessary for Purchaser to comply with its obligations under this Agreement.

(d)       Upon the reasonable written request from the Representative, Parent will provide the Representative, (i) during the Disposition Period, (A) a written update in reasonable detail describing the progress, status and anticipated trajectory of efforts in respect of any Dispositions and (B) after the occurrence of a Disposition with respect to which CVR Proceeds may be owed, the anticipated timing of receiving payments pursuant to the applicable Disposition Agreement, in each case up to one time in a fiscal quarter of each calendar year, and (ii) during the period prior to the Cash CVR Payment Expiration Date, up to one time in a fiscal quarter of each calendar quarter, a written update in reasonable detail describing the progress, and status of any Rain Litigation, including a detailed calculation of any Rain Litigation Expenses incurred through the date of such request, unless doing so would reasonably be likely to jeopardize any privilege of Parent or Rain regarding any such Rain Litigation (subject to such party using commercially reasonable efforts to develop and implement, and cooperating in good faith with the other party in developing and implementing, reasonable alternative arrangements to provide such other party with such information).

(e)       Prior to a final, non-appealable determination on a motion to dismiss on any Rain Litigation, Parent or Rain shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge any Rain Litigation without the Representative’s prior written consent, except as set forth on Schedule 4.6(e) attached hereto. Notwithstanding anything to the contrary herein, other than any consent required under this Section 4.6(e), Parent shall control the defense of any Rain Litigation.

ARTICLE V
AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a)           Without the consent of any Holders or the Rights Agent, the Representative, Parent and Purchaser, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)       to evidence the succession of another Person to Parent or Purchaser and the assumption by any such successor of the covenants of Parent or Purchaser herein as provided in Section 6.3;

(ii)       to add to the covenants of Parent and Purchaser such further covenants, restrictions, conditions or provisions as the Representative, Parent, and Purchaser will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)       to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)       as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities Laws outside of the United States; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v)       to evidence the succession of another Person as a successor Rights Agent or the Representative and the assumption by any such successor of the covenants and obligations of the Rights Agent or the Representative, as applicable, herein in accordance with Section 3.3 and Section 3.4;

(vi)       as may be necessary to ensure that Parent complies with applicable Law, as determined by Parent after being advised by Parent’s outside counsel that such amendment is necessary for such purposes; or

(vii)       any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)           Without the consent of any Holders, Parent and Purchaser, the Rights Agent, in its sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce and abandon such Holder’s rights under this Agreement in accordance with Section 2.7.

(c)           Promptly after the execution by the Representative, Parent, Purchaser and/or the Rights Agent (as applicable) of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a)           Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Advisory Group, the Representative, Parent and Purchaser may, without the consent of the Rights Agent, enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interests of the Holders.

(b)           Promptly after the execution by Parent, Purchaser and the Representative of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this ARTICLE V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this ARTICLE V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Notwithstanding anything in this Agreement to the contrary, the Rights Agent and the Representative shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement or, with respect to the Representative, the rights, duties, obligations or immunities of the Holders under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent and the Representative.

ARTICLE VI
Other provisions of general application.

Section 6.1 Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in Person or by email, or when sent by overnight courier, or three Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), provided that with respect to notices delivered to the Representative, such notices must be delivered solely via email, as follows:

If to the Rights Agent, to it at:

Equiniti Trust Company, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Attention: Reorg Department

Email: ReorgRM@equiniti.com

If to the Representative, to it at:

Fortis Advisors LLC

Attention: Notices Department (Project Plymouth)

Email: notices@fortisrep.com

If to Parent or Purchaser, to Parent at:

600 W. Chicago Ave., Suite 501
Chicago, IL 60654
Attention: Zach Malkin, Ryan Fukushima, Matt De Silva
E-mail: [***], [***], [***]

With copies (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Mitchell S. Bloom, Robert Masella, Jean A. Lee
Email: mbloom@goodwinlaw.com, rmasella@goodwinlaw.com, jeanlee@goodwinlaw.com

and

Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105
Attention: Ryan A. Murr, Branden C. Berns
Email: rmurr@gibsondunn.com, bberns@gibsondunn.com

Any party may specify a different address by giving notice in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Successors and Assigns. Parent and Purchaser may assign any or all of its rights, interests and obligations hereunder in its sole discretion and without the consent of any other party, (i)i) to any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, (ii)ii) in compliance with Section 4.6(a), (iii) to any acquiror of the CVR Products, or (iv) otherwise with the prior written consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed), any other Person (any permitted assignee under clauses (i), (ii), (iii) or (iv), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent or Purchaser pursuant to the prior sentence. In connection with any assignment to an Assignee described in this Section 6.3, each of Parent or Purchaser, as applicable, (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent or Purchaser, as applicable, hereunder with such Assignee substituted for Parent or Purchaser, as applicable, under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors and each Assignee and each of Purchaser’s successors and each Assignee, as applicable. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments, this Agreement shall not restrict Parent’s, Purchaser’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue or dispose of its stock or other equity interests or assets to, any other Person. Each of Parent’s successors and Assignees and each of Purchaser’s successors and Assignees, as applicable, shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent (with a copy to the Representative), the due and punctual payment of the CVR Proceeds and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent or Purchaser, as applicable. The Rights Agent may not assign this Agreement without the Representative’s written consent; provided that such written consent shall not be unreasonably withheld, conditioned or delayed. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent and its permitted successors and assigns, the Representative, Parent, Parent’s successors and Assignees, Purchaser, Purchaser’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement and any remedies available to any Holder shall be limited as set forth herein and shall expressly exclude equity remedies (including specific performance). Except for the rights of the Rights Agent and the Representative set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Reasonable expenditures incurred by such Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. Holders acting pursuant to this provision on behalf of all Holders shall have no liability to the other Holders for such actions.

Section 6.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement, the CVRs and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(b)       Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of any suit, action or proceeding brought in such court is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)       EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CVRS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.6 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 6.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by .PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 6.8 Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent or Purchaser to the Rights Agent and/or the Representative), and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register of all CVR Payment Amounts (if any) required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent, Purchaser and the Acting Holders or (c) the later of the Development CVR Payment Expiration Date and the Cash CVR Payment Expiration Date; provided, that in any event, this Agreement shall be terminated and of no force or effect after ten (10) years from the date hereof. The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payment Amounts under Section 2.4 to the extent earned prior to the termination of this Agreement and the provisions applicable thereto will survive the expiration or termination of this Agreement until such CVR Payment Amounts have been made, if applicable. Upon termination of this Agreement pursuant to this Section 6.8, all CVRs issued shall be automatically cancelled and forfeited by the Holders without any consideration or payment therefor. For the avoidance of doubt and notwithstanding anything to the contrary, nothing herein shall terminate or otherwise negatively affect any of the rights or remedies of the Representative Group with respect to the Holders pursuant to this Agreement or otherwise.

Section 6.9 Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersede all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

Section 6.10 Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent or the Representative for the carrying out or performing by the Rights Agent or the Representative of the provisions of this Agreement.

Section 6.11 Confidentiality. The Rights Agent, the Representative and the Parent agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information and any information required to be provided pursuant to this Agreement, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule (collectively “Confidential Information”) shall remain confidential, and shall not be voluntarily disclosed to any other person (provided, however, that the Rights Agent, the Representative or Parent may disclose relevant aspects of the other party’s Confidential Information to its officers, Affiliates, agents, subcontractors, employees and representatives to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable Law and, for the avoidance of doubt, the Representative may disclose Confidential Information to the Representative Group), except as may be required by a valid order of an arbitration panel, court or Governmental Entity of competent jurisdiction or is otherwise required by Law or regulation, including SEC or Nasdaq rules and regulations, or pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions). “Confidential Information” does not include information that is (a) already known to the other party or its Affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure to act of the other party in breach of this Section 6.11; (c) subsequently disclosed to the other party or its Affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

Section 6.12 Legal Holiday. In the event that the CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

Section 6.13 Obligations of Parent. Parent shall ensure that Purchaser, and Purchaser shall ensure that Parent, duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to such party under this Agreement, and Parent shall be jointly and severally liable with Purchaser for the performance and satisfaction of each of said covenants, obligations and liabilities. References to Purchaser herein apply to the surviving corporation of the Merger with Rain from and after the Effective Time.

Section 6.14 Additional Agreements Relating to Representative. The Holders shall indemnify, defend and hold harmless the Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of its duties hereunder or under the Representative Engagement Agreement. Such Representative Expenses may be recovered first, from the Expense Fund, second, from any distribution of CVR Proceeds or other amount otherwise distributable to the Holders under this Agreement at the time of distribution, and third, directly from the Holders. The Holders acknowledge that the Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions. The Representative shall be entitled to: (a) rely upon any applicable CVR Register, CVR Payment Notice and any document provided by or on behalf of the Advisory Group or Rain relating to the allocation of payments or otherwise relating to the Holders, (b) rely upon any signature believed by it to be genuine, and (c) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Holder or other party.

Section 6.15 Expense Fund. Upon the Closing, Parent shall, on behalf of the Holders, wire to the Representative $50,000 (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Representative in a segregated client account and shall be used (a) for the purposes of paying directly or reimbursing the Representative for any Representative Expenses incurred pursuant to this Agreement or the Representative Engagement Agreement, or (b) as otherwise determined by the Advisory Group (the “Expense Fund”). The Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Holders will not receive any interest on the Expense Fund and assign to the Representative any such interest. Subject to Advisory Group approval, the Representative may contribute funds to the Expense Fund from any CVR Proceeds or other amounts otherwise distributable to the Holders. As soon as reasonably determined by the Representative that the Expense Fund is no longer required to be withheld, the Representative shall distribute the remaining Expense Fund (if any) to the Rights Agent and/or Parent, as applicable, for further distribution to the Holders.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PATHOS AI, INC.

By	/s/ Ryan Fukushima
Name:	Ryan Fukushima
Title:	Chief Executive Officer

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

wk merger sub, inc.

By	/s/ Ryan Fukushima
Name:	Ryan Fukushima
Title:	Chief Executive Officer

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

EQUINITI TRUST COMPANY, LLC

By	/s/ Michael Legregin
Name	Michael Legregin
Title	Senior Vice President, Corporate Actions

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FORTIS ADVISORS LLC, solely in its capacity as Representative

By	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director